Exhibit 99.1
September 16, 2011

Re: Closing of Wells Fund X Limited Partnership

Dear Financial Representative:

I am pleased to inform you that Wells Fund X Limited Partnership (the “Fund”) is now officially closing and going “full cycle,” since its remaining property, 47300 Kato Road in Fremont, California, was sold on August 25, 2011.

In connection with closing the Fund, your client(s) may be eligible to receive two distributions in 2011 - an initial distribution of net sale proceeds (“NSP”) and a final liquidating distribution after expenses and obligations of the Fund have been provided for. These distributions will be made to investors effective as of October 1, 2011. In order to make this distribution in November 2011, we must receive any transfers of unit ownership in good order no later than September 30, 2011. Furthermore, since these will be the Fund's final distributions, the Fund will not recognize transfers received after September 30, 2011.

Examples:

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If your clients are in the process of selling their shares in the Wells Fund X Limited Partnership on the secondary market and we receive the transfer in good order by September 30, 2011, the new limited partner will receive these distributions.

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If your clients are in the process of purchasing units on the secondary market, we must receive the transfer in good order no later than September 30, 2011, in order for them to participate in these distributions.

The Fund currently has approximately $6.4 million in net sale proceeds from the sale of the Avaya Building, the 360 Interlocken Building, and the 47300 Kato Road property. We expect to make the first distribution of $5.8 million in November 2011, which will be treated as an NSP distribution in accordance with the applicable provisions of the partnership agreement. The remaining $0.6 million will be reserved to fund expenses and obligations of the partnership including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in December 2011.

Please note that we cannot determine the amounts to be received by each individual limited partner at this time because the limited partners of record have not been finalized. The partnership agreement dictates how proceeds will be distributed, and some units may not be eligible to receive one or both of these distributions. In accordance with the partnership agreement, the General Partners will not receive any sale proceeds at this time. In October 2011, we will inform you and your client(s) as to whether their units are eligible to participate in the NSP distribution, the estimated amount they will receive, and the various means for receiving funds. At that time, we also will provide you with a list of your client(s) who will receive the follow-up notification.
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Should your client(s) wish to consider investing their proceeds in another Wells investment program after determining their suitability, please call our Client Services Specialists at 800-557-4830 to request subscription documents and investor sales kits, which include a prospectus. Please note that in such event, Wells will need to receive any such paperwork no later than October 14, 2011. Wells products have minimum investment requirements and income/net worth requirements that are set by each state. Please consult the prospectus for specific state information and other details that may impact an investor's suitability.

In the event that we do not have distribution instructions on file for your client(s) by October 14, 2011, Wells will default to distributing funds as follows:

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Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within the IRA in order to avoid creating any unwanted tax liability. The funds will remain in this Money Market account within the IRA until Reliance receives instructions from your client(s). Please note that a Reliance distribution election form must be completed by the investor in order to distribute funds out of the IRA.

▪	Account(s) with a Third-Party Custodian other than Reliance Trust Company: A check will be sent directly to the third-party custodian.

▪	Direct-Held Account(s) (with no Custodian): A check will be sent directly to the primary investor's address of record.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET).

Thank you for your support of Wells Fund X Limited Partnership and the Wells organization through the years.

Sincerely,
Thomas E. Larkin
Chief Sales Officer

Enclosures

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.